Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and the Member

Credit Suisse Corporate Credit Solutions, LLC:

We consent to the use of our report dated January 8, 2015, with respect to the statement of assets and liabilities, including the schedule of investments as of September 5, 2014 and the related statement of operations for the period from August 5, 2014 (inception) to September 5, 2014 of Credit Suisse Corporate Credit Solutions, LLC, included herein, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Form N-2 Registration Statement.

/s/ KPMG LLP

New York, New York

January 8, 2015